Exhibit 99.1
4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Russ Zukowski, Vice President Finance
(770) 953-7505	(770) 953-7620
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES THIRD-QUARTER RESULTS
– Net Loss of $0.08 per Diluted Share on $727 Million Revenue –
– Gross Margin Rises from Year Ago at 11.5% for Quarter –
ATLANTA — October 30, 2008 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the third quarter ended September 27, 2008.
The company’s third-quarter net loss totaled $2.6 million, or $0.08 per diluted share, compared with net income of $0.9 million, or $0.03 per diluted share, in the year-ago period. The reported net loss includes an after-tax restructuring charge of approximately $2.0 million, or $0.06 per diluted share, related to the previously announced closing of our California based Lane Stanton Vance milling and manufacturing operations and an after-tax charge of approximately $1.6 million, or $0.05 per diluted share, related to a lower of cost or market reserve due to a decline in prices for our metal inventory. Revenues of $727 million declined 28.5% from $1.02 billion for the same period a year ago. The decline in revenue reflects a 36% drop in structural product sales and a 19% decline in specialty product sales from the year ago period. The decline in sales is primarily attributable to a decline in unit volume partially offset by increases in underlying structural product prices. The overall third-quarter unit volume decline of 33% was mainly due to lower unit volumes in both structural and specialty products driven predominately by a 33% decline in housing starts relative to year ago levels.
Gross profit for the third quarter totaled $83.2 million, compared with $102.8 million for the prior-year period, largely reflecting reduced unit volume associated with the ongoing housing starts decline. The decrease in gross profit related to volume was offset in part by an increase in gross margin to 11.5% from 10.1% a year earlier. Overall margins improved as a result of the Company’s ongoing initiatives to increase margins across all product categories combined with increases in underlying product prices.
Total operating expenses of $78.7 million decreased $11.2 million, or 12.5%, from the same period a year ago, reflecting the Company’s ongoing focus on managing expenses to the current operating environment. Operating income for the quarter totaled $4.5 million, compared with $12.9 million a year ago.
For the nine months ended September 27, 2008, net loss totaled $6.6 million, or $0.21 per diluted share, on revenues of $2.28 billion, compared with net income of $6.1 million, or $0.20 per diluted share, on revenues of $3.06 billion a year ago. The decline in income and revenue was largely due to a decline in volume of 28% primarily driven by a decline in housing starts of 31% from the prior year to date period partially offset by increases in underlying product prices.

BlueLinx Q3’08 Press Release October 30, 2008	Page 2 of 5
Gross profit for the nine months totaled $268.5 million and gross margin was 11.8%, compared with $325.8 million and 10.7%, respectively, a year earlier. Operating expenses declined to $250.7 million from $282.5 million a year ago.
“While our results were impacted by the downturn in the housing market our performance was in-line with our expectations for the quarter” said George Judd, newly appointed chief executive officer. “We remain focused on managing cash flow by tightly managing inventories, receivables and our operating expenses. During the third quarter, we continued to provide quality service to our customers and suppliers, generated $69 million in cash flow from operating activities and ended the period with $71 million in cash plus $227 million in excess borrowing availability on our revolving credit facility. While we expect a very difficult fourth quarter, Bluelinx is financially and operationally positioned to be able to continue executing throughout this unprecedented housing downturn.” Judd added.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 68749745. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures herein are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,200 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
– Tables to Follow –

BlueLinx Q3’08 Press Release October 30, 2008	Page 3 of 5
BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$726,756	$1,015,888	$2,278,185	$3,054,992
Cost of sales	643,507	913,078	2,009,698	2,729,189

Gross profit	83,249	102,810	268,487	325,803

Operating expenses:
Selling, general, and administrative	73,793	84,826	235,655	266,640
Depreciation and amortization	4,940	5,106	15,011	15,840

Total operating expenses	78,733	89,932	250,666	282,480

Operating income	4,516	12,878	17,821	43,323
Non-operating expenses:
Interest expense	8,791	11,352	27,530	33,756
Other expense (income), net	65	7	385	(601)

(Loss) income before (benefit from) provision for income taxes	(4,340)	1,519	(10,094)	10,168
(Benefit from) provision for income taxes	(1,746)	629	(3,508)	4,033

Net (loss) income	$(2,594)	$890	$(6,586)	$6,135

Basic weighted average number of common shares outstanding	31,150	30,853	31,053	30,834

Basic net (loss) income per share applicable to common stock	$(0.08)	$0.03	$(0.21)	$0.20

Diluted weighted average number of common shares outstanding	31,150	30,951	31,053	30,947

Diluted net (loss) income per share applicable to common stock	$(0.08)	$0.03	$(0.21)	$0.20

Dividends declared per share of common stock	$—	$0.125	$—	$0.38

BlueLinx Q3’08 Press Release October 30, 2008	Page 4 of 5
BlueLinx Holdings Inc.
Balance Sheets
     in thousands

	September 27,	December 29,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash	$71,098	$15,759
Receivables, net	244,478	263,176
Inventories, net	260,977	335,887
Deferred income taxes	15,962	12,199
Other current assets	33,015	53,231

Total current assets	625,530	680,252

Property, plant, and equipment:
Land and land improvements	53,467	57,295
Buildings	96,179	98,420
Machinery and equipment	68,259	67,217
Construction in progress	2,201	4,212

Property, plant, and equipment, at cost	220,106	227,144
Accumulated depreciation	(64,870)	(54,702)

Property, plant, and equipment, net	155,236	172,442
Non-current deferred income taxes	1,502	2,628
Other assets	24,077	28,114

Total assets	$806,345	$883,436

Liabilities:
Current liabilities:
Accounts payable	$128,842	$164,717
Bank overdrafts	21,702	37,152
Accrued compensation	12,246	10,372
Other current liabilities	29,412	19,280

Total current liabilities	192,202	231,521

Noncurrent liabilities:
Long-term debt	451,000	478,535
Other non-current liabilities	13,883	18,557

Total liabilities	657,085	728,613

Shareholders’ Equity:
Common stock	324	312
Additional paid in capital	143,699	142,081
Accumulated other comprehensive income	4,819	5,426
Retained earnings	418	7,004

Total shareholders’ equity	149,260	154,823

Total liabilities and shareholders’ equity	$806,345	$883,436

BlueLinx Q3’08 Press Release October 30, 2008	Page 5 of 5
BlueLinx Holdings Inc.
Statements of Cash Flows
     in thousands

	Nine Months Ended
	September 27,	September 29,
	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(6,586)	$6,135
Adjustments to reconcile net (loss) income to cash provided by (used in) operations:
Depreciation and amortization	15,011	15,840
Amortization of debt issue costs	1,823	1,823
Non-cash vacant property charges	1,640	—
Deferred income tax benefit	(3,506)	(1,135)
Share-based compensation expense	2,163	3,061
Gain from insurance settlement	—	(1,698)
Excess tax benefits from share-based compensation arrangements	(76)	(41)
Changes in assets and liabilities:
Receivables	18,698	(63,679)
Inventories	74,910	(13,836)
Accounts payable	(35,875)	28,972
Changes in other working capital	28,895	5,238
Other	2,477	415

Net cash provided by (used in) operating activities	99,574	(18,905)

Cash flows from investing activities:
Property, plant, and equipment investments	(2,614)	(11,943)
Proceeds from disposition of assets	848	4,335

Net cash used in investing activities	(1,766)	(7,608)

Cash flows from financing activities:
Proceeds from stock options exercised	434	442
Excess tax benefits from share-based compensation arrangements	76	41
Net (decrease) increase in revolving credit facility	(27,535)	48,538
Decrease in bank overdrafts	(15,450)	(12,895)
Common stock dividends paid	—	(11,689)
Other	6	34

Net cash (used in) provided financing activities	(42,469)	24,471

Increase (decrease) in cash	55,339	(2,042)
Balance, beginning of period	15,759	27,042

Balance, end of period	$71,098	$25,000

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